                                    PRESS RELEASE

SEACOR HOLDINGS ANNOUNCES RESULTS FOR ITS
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2015

Fort Lauderdale, Florida
February 29, 2016

FOR IMMEDIATE RELEASE - SEACOR Holdings Inc. (NYSE:CKH) (the "Company") today announced its results for its fourth quarter and year ended December 31, 2015.
For the quarter ended December 31, 2015, net loss attributable to SEACOR Holdings Inc. was $56.9 million, or $3.36 per diluted share. For the year ended December 31, 2015, net loss attributable to SEACOR Holdings Inc. was $68.8 million, or $3.94 per diluted share. Results attributable to SEACOR Holdings Inc. for the year ended December 31, 2015 included losses of $4.43 per diluted share due to:

•	a loss of $32.3 million, net of tax, or $1.85 per diluted share upon marking its investment, at equity, in Dorian LPG Ltd. ("Dorian") to fair value during the fourth quarter;

•	a loss of $21.5 million or $1.23 per diluted share upon marking its investment, at equity, in SCFCo Holdings LLC ("SCFCo") to fair value during the fourth quarter;

•
a loss of $9.4 million, net of tax, or $0.54 per diluted share as a result of a goodwill impairment charge associated with the Company's Offshore Marine Services business segment during the fourth quarter;

•	a loss of $4.5 million, net of tax, or $0.26 per diluted share for the Company's share of a funding deficit in the Merchant Navy Ratings Pension Fund ("MNRPF") during the third quarter; and

•	a loss of $9.6 million, net of noncontrolling interests and tax, or $0.55 per diluted share related to the extinguishment of the Company's Title XI bonds during the second quarter.
For the preceding quarter ended September 30, 2015, net income attributable to SEACOR Holdings Inc. was $7.0 million, or $0.40 per diluted share. A comparison of results for the quarter ended December 31, 2015 with the preceding quarter ended September 30, 2015 is included in the "Highlights for the Quarter" discussion below.
For the quarter ended December 31, 2014, net income attributable to SEACOR Holdings Inc. was $40.1 million, or $1.85 per diluted share. For the year ended December 31, 2014, net income attributable to SEACOR Holdings Inc. was $100.1 million, or $4.71 per diluted share.
Highlights for the Quarter
Offshore Marine Services - Operating loss was $19.2 million in the fourth quarter compared with $2.9 million in the preceding quarter. The Company impaired the goodwill associated with its Offshore Marine Services business segment in the fourth quarter as a consequence of continuing difficult market conditions resulting in an impairment charge of $13.4 million. Excluding the goodwill impairment charge, operating income before depreciation and amortization ("OIBDA" - see disclosure related to Non-GAAP measures in the segment information tables herein) was $9.6 million on operating revenues of $83.2 million in the fourth quarter compared with OIBDA of $12.3 million on operating revenues of $95.5 million in the preceding quarter.
Excluding wind farm utility vessels, but including cold-stacked vessels (those that are not currently available for active service), utilization of the fleet decreased from 63% to 59%, and average rates per day worked decreased by 4% from $14,029 to $13,495. Days available for charter during the fourth quarter were approximately the same as the preceding quarter. This release includes a table presenting time charter operating data by vessel class.
In the U.S., operating results, excluding the goodwill impairment charge of $13.4 million noted above, were $2.8 million lower in the fourth quarter compared with the preceding quarter. Time charter revenues for the U.S. anchor handling towing supply vessels were $2.5 million lower primarily due to a reduction in offshore construction activity in the fourth quarter. Time charter revenues for the liftboat fleet were $2.8 million lower primarily due to weaker market conditions and seasonality. Time charter revenues for all other vessel classes were $1.6 million lower. On a total fleet basis, including cold-stacked vessels, utilization dropped from 38% to 22%. Average rates per day worked increased from $24,137 to $32,054. Operating expenses were $5.9 million lower primarily due to a $5.2 million reduction in daily running costs as a consequence of cold-stacking vessels. As of December 31, 2015, the Company had 22 of 41 vessels cold-stacked in the U.S. Gulf of Mexico compared with 19 of 44 vessels as of September 30, 2015. Of the 22 vessels cold-stacked, eleven were liftboats.
Operating results from international regions were $0.1 million lower in the fourth quarter compared with the preceding quarter. Time charter revenues were $2.3 million lower in Europe primarily due to the seasonality of wind farm utility vessels, $1.2 million lower in Brazil, Mexico, Central and South America primarily due to the conclusion of several term charters, and $1.0 million lower in Asia primarily due to the seasonal conclusion of a term charter in Sakhalin. On a total fleet basis, excluding wind farm utility vessels but including cold-stacked vessels, utilization improved from 77% to 79%, and average day rates per day worked decreased from $11,198 to $10,553. Operating expenses were $5.1 million lower in the fourth quarter compared with the third quarter primarily due to the third quarter charge of $6.9 million for a U.K. subsidiary's share of a funding deficit in the MNRPF for North Sea mariners partially offset by higher drydocking costs in the fourth quarter. As of December 31, 2015, the Company had four of 132 vessels cold-stacked in international regions compared with three of 132 vessels as of September 30, 2015.
Derivative losses, net of $2.8 million in the fourth quarter were primarily due to unrealized losses on equity options.
Inland River Services - Operating income was $9.2 million in the fourth quarter compared with $15.2 million in the preceding quarter. OIBDA was $16.3 million on operating revenues of $58.4 million in the fourth quarter compared with $22.4 million on operating revenues of $54.3 million in the preceding quarter, which included third quarter gains of $10.6 million from the sale of the Company's domestic 10,000 barrel liquid tank barge fleet.
Operating results before gains on asset dispositions were $5.2 million higher in the fourth quarter compared with the preceding quarter. Operating results for the dry-cargo barge pools were $7.6 million higher primarily due to seasonal demand for moving grain associated with the fall harvest and higher freight rates. Operating results from the Company's fleeting operations were $1.0 million lower primarily due to reduced activity levels on the Upper Mississippi River and higher repair and maintenance costs. Operating results from the Company's 10,000 liquid tank barge fleet were $0.7 million lower as a consequence of the sale of the equipment in the preceding quarter. Operating results from the Company's liquid unit tow operations were $0.4 million lower primarily due to two towboats undergoing repairs resulting in higher charter-in expense and higher repair and maintenance costs.
During the fourth quarter, the Company recognized $25.9 million of equity losses in its 50% owned joint venture, SCFCo, operating on the Parana-Paraguay River Waterway, including a $21.5 million impairment charge for an other-than-temporary decline in the fair value of its investment. In addition, the Company recognized interest income (not a component of segment profit) of $0.8 million during the fourth quarter on notes due from this joint venture.
Shipping Services - Operating income was $19.8 million in the fourth quarter compared with $18.3 million in the preceding quarter. OIBDA was $26.3 million (of which $8.6 million is attributable to noncontrolling interests associated with SEA-Vista, which is a joint venture that owns the Company's Jones Act tankers) on operating revenues of $61.4 million in the fourth quarter compared with $24.8 million (of which $9.2 million is attributable to SEA-Vista noncontrolling interests) on operating revenues of $58.7 million in the preceding quarter.
Operating results were $1.5 million higher in the fourth quarter primarily due to increased harbor towing activities resulting from higher port traffic, higher short-sea cargo shipping demand and lower fuel costs.
Equity in losses of 50% or less owned companies during the fourth quarter were primarily due to the Company's investment, at equity, in Dorian. During the fourth quarter, the Company determined it no longer exercised significant influence and marked its investment, at equity, in Dorian to fair value resulting in a loss of $32.3 million, net of tax. As of December 31, 2015, the Company's investment in Dorian is classified as marketable securities in its consolidated balance sheet and carried at a fair value of $108.0 million.
Illinois Corn Processing - Segment profit was $0.1 million on operating revenues of $38.7 million in the fourth quarter compared with $4.9 million (of which $1.5 million is attributable to noncontrolling interests) on operating revenues of $40.3 million in the preceding quarter. Segment profit was $4.8 million lower primarily due to a reduction in industry-wide fuel ethanol margins and higher operating costs as a result of planned and unplanned maintenance during the fourth quarter.
Debt Extinguishment Gains - During the fourth quarter, the Company purchased $15.1 million in principal amount of its 7.375% Senior Notes for $14.6 million resulting in gains on debt extinguishment of $0.3 million and purchased $65.5 million in principal amount of its 2.5% Convertible Senior Notes for $62.6 million resulting in gains on debt extinguishment of $1.1 million.

Share Repurchases - During the fourth quarter, the Company purchased 200,000 shares of its common stock for an aggregate purchase price of $10.1 million, or $50.64 per share. As of December 31, 2015, the Company had 17,154,900 of common shares outstanding.
Capital Commitments - The Company's capital commitments as of December 31, 2015 by year of expected payment were as follows (in thousands):

	2016	2017	2018	2019	Total
Shipping Services	$170,576	$22,640	$—	$—	$193,216
Offshore Marine Services	76,957	34,681	22,545	8,145	142,328
Inland River Services	29,773	27,936	—	—	57,709
Illinois Corn Processing	3,238	—	—	—	3,238
Other	29	—	—	—	29
	$280,573	$85,257	$22,545	$8,145	$396,520
Shipping Services' capital commitments included three U.S.-flag product tankers, one U.S.-flag articulated tug barge and two U.S.-flag harbor tugs. Offshore Marine Services' capital commitments included seven fast support vessels, four supply vessels, two specialty offshore support vessels and three wind farm utility vessels. Inland River Services' capital commitments included 50 dry-cargo barges, one 30,000 barrel liquid tank barge and five inland river towboats. Approximately $6.8 million of the capital commitments may be terminated without further liability other than the payment of liquidated damages of $0.8 million. Subsequent to December 31, 2015, the Company committed to purchase one offshore support vessel and other equipment for $15.6 million.
Liquidity and Debt - As of December 31, 2015, the Company’s balances of cash, cash equivalents, marketable securities and construction reserve funds totaled $923.6 million and its total outstanding debt was $1,070.4 million. In addition, the Company had $106.7 million of borrowing capacity under its subsidiary credit facilities.
* * * * *
SEACOR and its subsidiaries are in the business of owning, operating, investing in and marketing equipment, primarily in the offshore oil and gas, shipping and logistics industries. SEACOR offers customers a diversified suite of services and equipment, including offshore marine, inland river storage and handling, distribution of petroleum, chemical and agricultural commodities, and shipping. SEACOR is dedicated to building innovative, modern, “next generation,” efficient marine equipment while providing highly responsive service with the highest safety standards and dedicated professional employees. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including decreased demand and loss of revenues as a result of a decline in the price of oil and resulting decrease in capital spending by oil and gas companies, as well as an oversupply of newly built offshore support vessels, additional safety and certification requirements for drilling activities in the U.S. Gulf of Mexico and delayed approval of applications for such activities, the possibility of U.S. government implemented moratoriums directing operators to cease certain drilling activities in the U.S. Gulf of Mexico and any extension of such moratoriums (the “Moratoriums”), weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels in response to a decline in the price of oil, an oversupply of newly built offshore support vessels and Moratoriums, increased government legislation and regulation of the Company’s businesses could increase cost of operations, increased competition if the Jones Act is repealed, liability, legal fees and costs in connection with the provision of emergency response services, including the Company’s involvement in response to the oil spill as a result of the sinking of the Deepwater Horizon in April 2010, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, activity in foreign countries and changes in foreign political, military and economic conditions, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Offshore Marine Services and Shipping Services, decreased demand for Shipping Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence of Offshore Marine Services, Inland River Services, Shipping Services and Illinois Corn Processing on several customers, consolidation of the Company's customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Shipping Acts on the amount of foreign ownership of the Company's Common Stock, operational risks of Offshore Marine Services, Inland River Services and Shipping Services, effects of adverse weather conditions and seasonality, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors on Inland River Services' operations, the effect of the spread between the input costs of corn and natural gas compared with the price of alcohol and distillers grains on Illinois Corn Processing's operations, adequacy of insurance coverage, the potential for a material weakness in the Company's internal controls over financial reporting and the Company's ability to remediate such potential material weakness, the attraction and retention of qualified personnel by the Company, and various other matters and factors, many of which are beyond the Company's control as well as those discussed in Item 1A (Risk Factors) of the Company's Annual report on Form 10-K. In addition, these statements constitute the Company's cautionary statements under the Private Securities Litigation Reform Act of 1995. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any).

For additional information, contact Molly Hottinger at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except share data, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating Revenues	$250,631	$342,217	$1,054,736	$1,319,394
Costs and Expenses:
Operating	165,729	220,814	748,605	909,372
Administrative and general	41,158	45,520	156,611	164,938
Depreciation and amortization	31,460	31,603	125,987	131,819
	238,347	297,937	1,031,203	1,206,129
Gains (Losses) on Asset Dispositions and Impairments, Net	(13,212)	13,136	(2,408)	51,978
Operating Income (Loss)	(928)	57,416	21,125	165,243
Other Income (Expense):
Interest income	5,902	5,126	20,020	19,662
Interest expense	(11,500)	(10,647)	(43,297)	(43,632)
Debt extinguishment gains (losses), net	1,473	—	(28,497)	—
Marketable security gains (losses), net	3,402	13,266	(74)	28,760
Derivative gains (losses), net	199	(1,221)	(2,096)	(3,902)
Foreign currency losses, net	(1,138)	(4,797)	(4,752)	(6,335)
Other, net	611	(3,230)	6,773	3,439
	(1,051)	(1,503)	(51,923)	(2,008)
Income (Loss) Before Income Tax Expense (Benefit) and Equity in Earnings (Losses) of 50% or Less Owned Companies	(1,979)	55,913	(30,798)	163,235
Income Tax Expense (Benefit)	(2,626)	20,212	(11,362)	55,197
Income (Loss) Before Equity in Earnings (Losses) of 50% or Less Owned Companies	647	35,701	(19,436)	108,038
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(50,500)	13,628	(40,414)	16,309
Net Income (Loss)	(49,853)	49,329	(59,850)	124,347
Net Income attributable to Noncontrolling Interests in Subsidiaries	7,012	9,236	8,932	24,215
Net Income (Loss) attributable to SEACOR Holdings Inc.	$(56,865)	$40,093	$(68,782)	$100,132

Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$(3.36)	$2.22	$(3.94)	$5.18

Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$(3.36)	$1.85	$(3.94)	$4.71

Weighted Average Common Shares Outstanding:
Basic	16,941,982	18,074,129	17,446,137	19,336,280
Diluted	16,941,982	24,502,723	17,446,137	25,765,325

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except per share data, unaudited)

	Three Months Ended
	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014
Operating Revenues	$250,631	$261,852	$281,609	$260,644	$342,217
Costs and Expenses:
Operating	165,729	175,985	207,743	199,148	220,814
Administrative and general	41,158	37,892	38,674	38,887	45,520
Depreciation and amortization	31,460	31,018	32,079	31,430	31,603
	238,347	244,895	278,496	269,465	297,937
Gains (Losses) on Asset Dispositions and Impairments, Net	(13,212)	11,264	4,386	(4,846)	13,136
Operating Income (Loss)	(928)	28,221	7,499	(13,667)	57,416
Other Income (Expense):
Interest income	5,902	5,065	4,474	4,579	5,126
Interest expense	(11,500)	(10,894)	(10,391)	(10,512)	(10,647)
Debt extinguishment gains (losses), net	1,473	(434)	(29,536)	—	—
Marketable security gains (losses), net	3,402	(4,604)	10,249	(9,121)	13,266
Derivative gains (losses), net	199	(725)	1,426	(2,996)	(1,221)
Foreign currency gains (losses), net	(1,138)	(4,057)	2,436	(1,993)	(4,797)
Other, net	611	1,773	4,433	(44)	(3,230)
	(1,051)	(13,876)	(16,909)	(20,087)	(1,503)
Income (Loss) Before Income Tax Expense (Benefit) and Equity in Earnings (Losses) of 50% or Less Owned Companies	(1,979)	14,345	(9,410)	(33,754)	55,913
Income Tax Expense (Benefit)	(2,626)	3,063	155	(11,954)	20,212
Income (Loss) Before Equity in Earnings (Losses) of 50% or Less Owned Companies	647	11,282	(9,565)	(21,800)	35,701
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(50,500)	5,123	1,064	3,899	13,628
Net Income (Loss)	(49,853)	16,405	(8,501)	(17,901)	49,329
Net Income (Loss) attributable to Noncontrolling Interests in Subsidiaries	7,012	9,440	(9,188)	1,668	9,236
Net Income (Loss) attributable to SEACOR Holdings Inc.	$(56,865)	$6,965	$687	$(19,569)	$40,093

Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$(3.36)	$0.40	$0.04	$(1.10)	$2.22

Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$(3.36)	$0.40	$0.04	$(1.10)	$1.85

Weighted Average Common Shares of Outstanding:
Basic	16,942	17,295	17,781	17,778	18,074
Diluted	16,942	17,561	18,082	17,778	24,503
Common Shares Outstanding at Period End	17,155	17,354	18,012	18,241	18,140

SEACOR HOLDINGS INC. SEGMENT INFORMATION (in thousands, unaudited)

	Three Months Ended
	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014
Offshore Marine Services
Operating Revenues	$83,166	$95,531	$96,715	$93,456	$127,518
Costs and Expenses:
Operating	59,223	70,221	72,173	74,355	86,558
Administrative and general	14,118	12,753	12,655	13,559	15,253
Depreciation and amortization	15,419	15,252	15,692	15,366	15,594
	88,760	98,226	100,520	103,280	117,405
Gains (Losses) on Asset Dispositions and Impairments, Net	(13,577)	(246)	3,455	(6,649)	12,062
Operating Income (Loss)	(19,171)	(2,941)	(350)	(16,473)	22,175
Other Income (Expense):
Derivative gains (losses), net	(2,751)	(10)	4	(9)	(7)
Foreign currency gains (losses), net	(350)	(1,567)	1,907	(17)	(934)
Other, net	373	(9)	43	(146)	(68)
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	1,248	1,708	2,826	2,975	3,054
Segment Profit (Loss)(1)	$(20,651)	$(2,819)	$4,430	$(13,670)	$24,220

OIBDA(2)	$(3,752)	$12,311	$15,342	$(1,107)	$37,769
Drydocking expenditures (included in operating costs and expenses)	$3,485	$1,483	$5,932	$6,881	$9,052
Out-of-service days for drydockings	246	87	315	294	326

Inland River Services
Operating Revenues	$58,415	$54,310	$61,150	$56,607	$79,252
Costs and Expenses:
Operating	38,459	39,487	48,556	41,513	46,250
Administrative and general	4,011	3,907	3,765	3,884	4,245
Depreciation and amortization	7,113	7,268	7,362	6,889	6,660
	49,583	50,662	59,683	52,286	57,155
Gains on Asset Dispositions	389	11,510	1,166	1,803	1,565
Operating Income	9,221	15,158	2,633	6,124	23,662
Other Income (Expense):
Derivative gains (losses), net	(15)	50	177	82	—
Foreign currency gains (losses), net	(640)	(2,173)	208	(1,121)	(3,032)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(25,092)	(2,117)	(3,717)	(274)	10,515
Segment Profit (Loss)(1)	$(16,526)	$10,918	$(699)	$4,811	$31,145

OIBDA(2)	$16,334	$22,426	$9,995	$13,013	$30,322

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014
Shipping Services
Operating Revenues	$61,388	$58,673	$55,674	$51,407	$56,681
Costs and Expenses:
Operating	28,118	27,666	36,124	37,131	28,688
Administrative and general	7,014	6,236	6,676	6,289	7,318
Depreciation and amortization	6,474	6,476	6,611	6,735	6,821
	41,606	40,378	49,411	50,155	42,827
Gains on Asset Dispositions	—	—	—	—	202
Operating Income	19,782	18,295	6,263	1,252	14,056
Other Income (Expense):
Foreign currency gains (losses), net	(18)	(9)	9	(12)	(4)
Other, net	1	1,836	187	29	22
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(27,578)	5,292	2,363	1,141	(790)
Segment Profit (Loss)(1)	$(7,813)	$25,414	$8,822	$2,410	$13,284

OIBDA(2)	$26,256	$24,771	$12,874	$7,987	$20,877
Drydocking expenditures for U.S.-flag product tankers (included in operating costs and expenses)	$207	$66	$7,171	$8,083	$—
Out-of-service days for drydockings of U.S.-flag product tankers	—	—	38	71	—

Illinois Corn Processing
Operating Revenues	$38,654	$40,282	$48,371	$39,598	$51,026
Costs and Expenses:
Operating	36,747	33,514	40,588	33,118	39,685
Administrative and general	693	543	509	562	609
Depreciation and amortization	964	979	979	980	1,064
	38,404	35,036	42,076	34,660	41,358
Operating Income	250	5,246	6,295	4,938	9,668
Other Income (Expense):
Derivative gains (losses), net	(137)	(336)	50	(828)	(302)
Other, net	—	—	4,112	—	167
Segment Profit(1)	$113	$4,910	$10,457	$4,110	$9,533

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014
Other
Operating Revenues	$9,922	$13,779	$20,337	$20,452	$29,283
Costs and Expenses:
Operating	4,166	5,854	11,103	13,830	21,145
Administrative and general	6,231	6,658	6,617	7,136	9,948
Depreciation and amortization	575	152	489	500	513
	10,972	12,664	18,209	21,466	31,606
Losses on Asset Dispositions and Impairments, Net	(24)	—	(235)	—	(668)
Operating Income (Loss)	(1,074)	1,115	1,893	(1,014)	(2,991)
Other Income (Expense):
Derivative gains (losses), net	—	—	304	(776)	(702)
Foreign currency gains (losses), net	21	(64)	36	(40)	(96)
Other, net	5	(1)	40	8	(3,357)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	922	240	(408)	57	849
Segment Profit (Loss)(1)	$(126)	$1,290	$1,865	$(1,765)	$(6,297)

Corporate and Eliminations
Operating Revenues	$(914)	$(723)	$(638)	$(876)	$(1,543)
Costs and Expenses:
Operating	(984)	(757)	(801)	(799)	(1,512)
Administrative and general	9,091	7,795	8,452	7,457	8,147
Depreciation and amortization	915	891	946	960	951
	9,022	7,929	8,597	7,618	7,586
Losses on Asset Dispositions	—	—	—	—	(25)
Operating Loss	$(9,936)	$(8,652)	$(9,235)	$(8,494)	$(9,154)
Other Income (Expense):
Derivative gains (losses), net	$3,102	$(429)	$891	$(1,465)	$(210)
Foreign currency gains (losses), net	(151)	(244)	276	(803)	(731)
Other, net	232	(53)	51	65	6
______________________

(1)	Includes amounts attributable to both SEACOR and noncontrolling interests.

(2)
Non-GAAP Financial Measure. The Company, from time to time, discloses and discusses OIBDA, a non-GAAP financial measure, for certain of its operating segments in its public releases and other filings with the Securities and Exchange Commission.  The Company defines OIBDA as operating income (loss) for the applicable segment plus depreciation and amortization. The Company's measure of OIBDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate OIBDA differently than the Company, which may limit its usefulness as a comparative measure. In addition, this measurement does not necessarily represent funds available for discretionary use and is not a measure of its ability to fund its cash needs. OIBDA is a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to the Company officers and other shore-based employees; and (iii) to compare to the OIBDA of other companies when evaluating potential acquisitions.

SEACOR HOLDINGS INC. OFFSHORE MARINE SERVICES TIME CHARTER OPERATING DATA (unaudited)

	Three Months Ended
	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014
Rates Per Day Worked:
Anchor handling towing supply	$30,871	$29,978	$28,463	$22,792	$26,544
Fast support	8,014	8,853	9,795	9,426	9,620
Mini-supply	5,345	5,858	5,861	5,778	6,355
Standby safety	10,229	10,487	10,303	10,147	10,556
Supply	14,375	14,459	15,112	17,047	18,712
Towing supply	8,872	7,912	8,579	8,728	7,918
Specialty	23,107	25,517	20,749	14,537	32,027
Liftboats	25,191	17,124	20,675	21,951	23,038
Overall Average Rates Per Day Worked (excluding wind farm utility)	13,495	14,029	13,955	13,178	15,520
Wind farm utility	2,506	2,446	2,414	2,584	2,732
Overall Average Rates Per Day Worked	10,299	10,003	9,993	10,057	11,874

Utilization:
Anchor handling towing supply	51%	59%	57%	68%	85%
Fast support	58%	64%	67%	80%	73%
Mini-supply	97%	97%	100%	85%	94%
Standby safety	85%	84%	84%	83%	84%
Supply	43%	41%	44%	67%	74%
Towing supply	97%	68%	99%	95%	62%
Specialty	80%	88%	45%	27%	48%
Liftboats	13%	31%	42%	28%	55%
Overall Fleet Utilization (excluding wind farm utility)	59%	63%	65%	68%	75%
Wind farm utility	65%	90%	96%	84%	93%
Overall Fleet Utilization	60%	70%	73%	72%	79%

Available Days:
Anchor handling towing supply	1,380	1,380	1,365	1,350	1,380
Fast support	2,173	2,072	2,086	2,129	2,420
Mini-supply	368	368	364	360	368
Standby safety	2,208	2,208	2,184	2,160	2,208
Supply	736	920	953	1,022	1,169
Towing supply	184	184	182	180	184
Specialty	276	276	273	270	276
Liftboats	1,380	1,380	1,365	1,350	1,380
Overall Fleet Available Days (excluding wind farm utility)	8,705	8,788	8,772	8,821	9,385
Wind farm utility	3,222	3,262	3,094	2,997	3,022
Overall Fleet Available Days	11,927	12,050	11,866	11,818	12,407

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Dec. 31, 2015	Sep. 30, 2015(1)	Jun. 30, 2015(1)	Mar. 31, 2015(1)	Dec. 31, 2014(1)
ASSETS
Current Assets:
Cash and cash equivalents	$530,009	$456,805	$433,827	$448,011	$434,183
Restricted cash	—	—	—	16,896	16,435
Marketable securities	138,200	31,632	29,411	39,002	58,004
Receivables:
Trade, net of allowance for doubtful accounts	159,076	175,968	181,733	186,583	225,242
Other	27,217	39,696	48,627	39,805	67,745
Inventories	24,768	23,274	19,736	23,156	22,783
Prepaid expenses and other	8,627	10,755	11,411	8,814	9,011
Total current assets	887,897	738,130	724,745	762,267	833,403
Property and Equipment:
Historical cost	2,123,201	2,099,483	2,100,309	2,083,035	2,086,957
Accumulated depreciation	(994,181)	(967,721)	(954,931)	(918,769)	(902,284)
	1,129,020	1,131,762	1,145,378	1,164,266	1,184,673
Construction in progress	454,605	413,572	399,033	339,390	318,000
Net property and equipment	1,583,625	1,545,334	1,544,411	1,503,656	1,502,673
Investments, at Equity, and Advances to 50% or Less Owned Companies	331,103	490,818	482,302	483,748	484,157
Construction Reserve Funds & Title XI Reserve Funds	255,408	253,470	275,131	288,529	278,022
Goodwill	52,340	65,725	62,686	62,688	62,759
Intangible Assets, Net	26,392	27,179	30,742	31,955	32,727
Other Assets	48,654	46,371	44,850	37,108	40,632
	$3,185,419	$3,167,027	$3,164,867	$3,169,951	$3,234,373

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$35,531	$35,452	$35,270	$44,953	$48,499
Accounts payable and accrued expenses	71,952	64,997	68,832	72,738	103,760
Other current liabilities	92,677	113,271	108,100	128,230	109,464
Total current liabilities	200,160	213,720	212,202	245,921	261,723
Long-Term Debt	1,034,859	914,220	876,710	824,625	823,723
Exchange Option Liability on Subsidiary Convertible Senior Notes	5,611	—	—	—	—
Deferred Income Taxes	389,988	418,776	430,761	423,680	442,776
Deferred Gains and Other Liabilities	163,862	170,850	172,018	178,293	188,664
Total liabilities	1,794,480	1,717,566	1,691,691	1,672,519	1,716,886
Equity:
SEACOR Holdings Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	377	377	377	377	375
Additional paid-in capital	1,505,942	1,503,794	1,499,904	1,495,261	1,490,698
Retained earnings	1,126,620	1,183,485	1,176,520	1,175,833	1,195,402
Shares held in treasury, at cost	(1,356,499)	(1,346,371)	(1,305,104)	(1,287,460)	(1,283,476)
Accumulated other comprehensive loss, net of tax	(5,620)	(5,604)	(3,172)	(5,837)	(3,505)
	1,270,820	1,335,681	1,368,525	1,378,174	1,399,494
Noncontrolling interests in subsidiaries	120,119	113,780	104,651	119,258	117,993
Total equity	1,390,939	1,449,461	1,473,176	1,497,432	1,517,487
	$3,185,419	$3,167,027	$3,164,867	$3,169,951	$3,234,373
______________________

(1)
Effective December 31, 2015, the Company adopted new accounting standards regarding the presentation of deferred debt issuance costs and deferred tax liabilities and assets. As a result, the Company has reclassified previously reported amounts to conform with its December 31, 2015 presentation.

SEACOR HOLDINGS INC. FLEET COUNTS (unaudited)

	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014
Offshore Marine Services
Anchor handling towing supply	18	18	18	18	18
Fast support	34	34	33	34	35
Mini-supply	7	7	7	7	7
Standby safety	25	25	25	25	25
Supply	24	26	26	27	25
Towing supply	3	3	3	3	3
Specialty	9	9	9	9	9
Liftboats	15	15	15	15	15
Wind farm utility	38	39	37	37	36
	173	176	173	175	173

Inland River Services
Dry-cargo barges	1,430	1,431	1,435	1,439	1,455
Liquid tank barges:
10,000 barrel	18	18	45	45	44
30,000 barrel	27	27	27	27	27
Specialty barges (1)	11	11	7	7	7
Deck barges	—	—	—	—	20
Towboats:
4,000 hp - 6,250 hp	17	17	17	17	17
Less than 3,200 hp	17	16	16	15	14
	1,520	1,520	1,547	1,550	1,584

Shipping Services (2)(3)
Petroleum Transportation:
Product tankers - U.S.-flag	7	7	7	7	7
Crude oil tanker - U.S.-flag	1	1	1	1	—
Harbor Towing and Bunkering:
Harbor tugs - U.S.-flag	24	24	24	24	24
Harbor tugs - Foreign-flag	4	4	4	4	4
Offshore tug - U.S.-flag	1	1	1	1	1
Ocean liquid tank barges - U.S.-flag	5	5	5	5	5
Liner and Short-sea Transportation:
RORO/deck barges - U.S.-flag	7	7	7	7	7
Short-sea container/RORO - Foreign-flag	7	7	7	7	7
Other:
Dry bulk articulated tug-barge - U.S.-flag	1	1	1	1	1
	57	57	57	57	56
______________________

(1)	Includes non-certificated 10,000 and 30,000 barrel liquid tank barges.

(2)
For the period presented in 2014, the Company provided technical management services for two additional vessels. For each of the periods presented in 2015, the Company provided technical management services for one additional vessel.

(3)	Previously reported equipment operated by Dorian has been removed from all periods presented. As of December 31, 2015, the Company's investment in Dorian is classified as marketable securities.

SEACOR HOLDINGS INC. EXPECTED FLEET DELIVERIES AS OF DECEMBER 31, 2015 (unaudited)

	2016				2017				2018				2019
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Total
Shipping Services
Product tankers - U.S.-flag	—	1	—	1	1	—	—	—	—	—	—	—	—	3
Articulated tug-barge - U.S.-flag	—	—	—	1	—	—	—	—	—	—	—	—	—	1
Harbor tugs - U.S.-flag	—	—	—	1	1	—	—	—	—	—	—	—	—	2

Offshore Marine Services
Fast support	—	1	2	—	1	—	1	—	1	—	—	—	1	7
Supply	—	1	1	—	—	—	—	—	1	—	—	—	1	4
Specialty	—	—	—	—	1	1	—	—	—	—	—	—	—	2
Wind farm utility	2	1	—	—	—	—	—	—	—	—	—	—	—	3

Inland River Services
Dry-cargo barges	—	—	25	25	—	—	—	—	—	—	—	—	—	50
Liquid tank barges - 30,000 barrel	—	1	—	—	—	—	—	—	—	—	—	—	—	1
Towboats:
4,000 hp - 6,600 hp	—	—	—	—	1	—	1	1	—	—	—	—	—	3
3,300 hp - 3,900 hp	1	—	—	—	—	—	—	—	—	—	—	—	—	1
Less than 3,200 hp	—	1	—	—	—	—	—	—	—	—	—	—	—	1